Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Terrance M. McCarthy                   Lisa K. Vansickle
           President and                          Senior Vice President and
           Chief Executive Officer                Chief Financial Officer
           First Banks, Inc.                      First Banks, Inc.
           (314) 854-4600                         (314) 854-4600

Traded:    NYSE
Symbol:    FBSPrA - (First Preferred Capital Trust IV,  an  affiliated  trust of
                     First Banks, Inc.)


FOR IMMEDIATE RELEASE:

                       First Bank Signs Agreement to Sell
                    Chicago Branches to FirstMerit Bank, N.A.

         St. Louis, Missouri, November 11, 2009. First Bank, a wholly owned subsidiary of First Banks, Inc. ("First Banks" or the "Company"), headquartered in St. Louis, Missouri, today announced (a) the signing of a Purchase and Assumption Agreement providing for the sale of certain assets and the transfer of certain liabilities of its Chicago franchise to FirstMerit Bank, N.A. ("FirstMerit"), a wholly-owned subsidiary of FirstMerit Corporation, headquartered in Akron, Ohio, and (b) the signing of a Loan Purchase Agreement providing for the sale of certain loans and the transfer of certain liabilities of First Bank Business Capital, Inc. ("FBBC"), First Bank's wholly owned asset based lending subsidiary, to FirstMerit (collectively, the "Agreements").

         Under the terms of the Agreements, FirstMerit is to assume all of the deposits associated with First Bank's 24 Chicago retail branches, including certain commercial deposit relationships. As of September 30, 2009, deposits associated with First Bank's Chicago branches were approximately $1.2 billion. FirstMerit is also expected to purchase approximately $315.0 million of loans as well as certain other assets, including premises and equipment, associated with First Bank's Chicago operations, and approximately $100.0 million of asset-based lending loans associated with FBBC. The transaction associated with the Chicago branches, which is subject to regulatory approvals and certain closing conditions, is expected to be completed during the first quarter of 2010. The loan purchase transaction, which is subject to certain closing conditions, is expected to be completed during the fourth quarter of 2009.

         Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "The sale of our Chicago franchise represents the successful completion of another portion of our capital optimization planning process as we continue to realign our business strategies and reallocate capital in response to the current economic downturn. With today's announced sale of our Chicago franchise and a portion of our asset based lending portfolio, we will generate approximately $75 million of risk-based capital benefit. With the previously announced closing of the sale of Adrian Baker & Company on September 30, 2009, and the previously announced sale of our Texas Region, which is expected to be completed in the fourth quarter of 2009, we will have generated approximately $145 million of risk based capital benefit through our divesture activities." On August 10, 2009, First Banks announced the potential divestiture of its Chicago franchise as part of its capital optimization initiatives to preserve risk-based capital. Mr. McCarthy added, "We would like to thank our Chicago based employees and customers for their support over the past several years and we wish them much continued success in the future. We are confident our customers and employees will be well served by joining the FirstMerit organization which has a strong desire to enter into the Chicago market."

         Hovde Financial, Inc. served as financial adviser and Bryan Cave LLP served as legal adviser to First Bank.

         First Banks had assets of $10.68 billion at September 30, 2009 and currently operates 209 branch banking offices in California, Florida, Illinois, Missouri and Texas. First Banks offers a broad range of financial products and services to consumers, businesses and institutions. Visit First Banks on the web at www.firstbanks.com.


                                      # # #
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak
 ------------------
only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.